Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS John W. Heilshorn Lippert/Heilshorn & Associates 212-838-3777
FOR IMMEDIATE RELEASE

OPHTHALMIC IMAGING SYSTEMS RAISES $2.0 MILLION FROM FINAL
INSTALLMENT OF ACCELMED INVESTMENT

SACRAMENTO, CALIFORNIA. – May 27, 2010 -- Ophthalmic Imaging Systems (“OIS” or “the Company”) (OTC/BB: OISI), a leading ophthalmic digital imaging and informatics company, today announced it has raised $2.0 million from the second and final installment under a June 2009 purchase agreement with U.M. AccelMed, LP ("AccelMed").

The final installment was completed on May 26, 2010, and consists of 3,581,089 shares of OIS common stock at a purchase price of $0.558 per share and warrants to purchase 1,193,696 shares of OIS common stock at $1.00 per share.  The warrants will expire June 23, 2012.  The Company intends to use proceeds from this investment for working capital and general corporate purposes.

The first installment of approximately $4.0 million was completed on June 24, 2009.  In that installment OIS sold 9,633,228 shares of common stock at a purchase price of $0.415 per share and issued three-year warrants to purchase up to 3,211,076 shares of common stock at $1.00 per share.

“We are very encouraged by AccelMed’s continued support and confidence in the Company as evidenced by this second investment at a higher valuation compared with the first,” stated Gil Allon, Chief Executive Officer of OIS. “We are pleased to have achieved the related electronic medical records sales milestone.”

OIS                                                                www.oisi.com
221 Lathrop Way, Suite I              main 800.338.8436
Sacramento, CA 95815                     fax 916.646.0207
USA

Ophthalmic Imaging Systems
Press Release
May 27, 2010

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging and informatics systems. The Company designs, develops, manufactures and markets digital imaging systems, image management and integrated EMR/practice management solutions for the eye care market. With more than 25 years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies. Through its wholly-owned subsidiary, Abraxas Medical Solutions, the Company provides electronic medical records and practice management software to OB/GYN, orthopedic and primary care physicians. The Company markets and supports its products through an extensive network of dealers, distributors and direct representatives.

About AccelMed
AccelMed is an investment firm focusing on established, late-stage medical device companies. It was founded by Mori Arkin and Uri Geiger, and is led by a team of accomplished investment professionals with extensive experience in the medical and life science fields.  AccelMed makes strategic investments in promising high-gross companies in Israel and the U.S. For more information see www.accelmed.co.il.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

# # #

OIS                                                                www.oisi.com
221 Lathrop Way, Suite I              main 800.338.8436
Sacramento, CA 95815                     fax 916.646.0207
USA